Lefosse Advogados
in cooperation with Linklaters LLP

Exhibit 8.1

São Paulo, September 15, 2011.

TIM Participações S.A.
Avenida das Américas, n° 3.434, bloco 1, 7° andar, Barra da Tijuca
Rio de Janeiro, RJ
Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to TIM Participações S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Company”) in connection with the Registration Statement on Form F-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) on September 15, 2011 pursuant to the Securities Act of 1933, as amended (“Securities Act”), for the registration and sale from time to time of common shares of the Company (“Shares”) without par value, in the form of American depositary receipt each representing five Shares.

We hereby confirm that the discussions set forth in the Registration Statement under the caption “Taxation—Brazilian Tax Considerations” and “Taxation—Tax on Foreign Exchange and Financial Transactions,” insofar as such discussions constitute summaries of Brazilian law, is our opinion on the matters referred to therein based on what is expressed in Brazilian law currently in force.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Registration Statement and to any related supplemental registration statement filed pursuant to the rule applicable.

Very truly yours,

/s/ LEFOSSE ADVOGADOS